EXHIBIT 99.1

The Chemours Company Reports Second Quarter 2025 Results

Wilmington, Del., August 5, 2025 – The Chemours Company (“Chemours” or “the Company”) (NYSE: CC), a global chemistry company with leading market positions in Thermal & Specialized Solutions (“TSS”), Titanium Technologies (“TT”), and Advanced Performance Materials (“APM”), today announced its financial results for the second quarter 2025.

Key Second Quarter 2025 Results & Highlights1

•
Net Sales of $1.6 billion, a 4% increase compared to the corresponding prior-year quarter, with TSS achieving year-over-year growth of 65% in Opteon™ Refrigerants
•
Net Loss attributable to Chemours of $381 million, or $2.54 per diluted share, compared with Net Income attributable to Chemours of $60 million, or $0.39 per diluted share, in the corresponding prior-year quarter
•
Adjusted Net Income2 of $87 million, or $0.58 per diluted share, compared to $58 million, or $0.38 per diluted share, in the corresponding prior-year quarter
•
Adjusted EBITDA1,3 of $253 million compared to $207 million in the corresponding prior-year quarter
•
Agreement reached with the State of New Jersey to comprehensively resolve all statewide environmental claims, including those related to PFAS
•
Declared a quarterly cash dividend of $0.0875 per share on the Company’s common stock for the third quarter of 2025

“Our results surpassed our expectations for the quarter, with improved performance across each of our three businesses driven by strong demand for Opteon™, volume growth in TT, and favorable pricing in APM. We also made significant progress against Pathway to Thrive through our Strengthening the Long Term pillar, reaching a settlement to comprehensively resolve all statewide environmental claims, including those related to PFAS in New Jersey,” said Denise Dignam, Chemours President and CEO. “We also remain equally focused on the other key pillars in our strategy with an emphasis on Operational Excellence, considering recent operational headwinds as we work to drive an improved operating model to reduce business disruptions going forward.”

Total Chemours

	Q2 2025	Q2 2024	Y-o-Y % ∆	Q1 2025	Q-o-Q % ∆
Net Sales (millions)	$1,615	$1,554	4%	$1,368	18%
Adjusted EBITDA (millions)	$253	$207	22%	$166	52%

Second quarter 2025 Net Sales were $1.6 billion, a 4% increase compared to the prior-year quarter. The increase in Net Sales was primarily driven by a 3% increase in volume and a 1% increase in price. The increase in volumes was primarily driven by increased Opteon™ Refrigerant blends volumes in TSS. Increased pricing was driven by stronger aftermarket demand for Opteon™ Refrigerant blends in TSS and strong pricing in APM’s Advanced Materials portfolio, partially offset by TT pricing.

1 As previously disclosed in the first quarter of 2025, certain prior period amounts have been revised to correct for certain immaterial errors as further described in our Quarterly Report on Form 10-Q for the three months ended June 30, 2025.

2 Non-GAAP measures, including Adjusted Net Income, Adjusted EPS and Adjusted EBITDA referred to throughout, principally exclude the impact of recent litigation settlements for legacy environmental matters and associated fees, in addition to other unallocated items – please refer to the attached "Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)”.

3 Adjusted EBITDA excludes net income attributable to noncontrolling interests, net interest expense, depreciation and amortization, and all remaining provision for income taxes from Adjusted Net Income. See the corresponding reconciliation referenced in footnote #2.

EXHIBIT 99.1

Second quarter 2025 Net Loss attributable to Chemours was $381 million, or $2.54 per diluted share, compared to Net Income attributable to Chemours of $60 million, or $0.39 per diluted share in the prior-year quarter, primarily driven by litigation-related charges pertaining to the announced settlement with the State of New Jersey4 and related tax impacts. Adjusted EBITDA for the second quarter of 2025 was $253 million, compared to $207 million in the prior-year quarter. The increase in Adjusted EBITDA was primarily driven by the referenced volume and pricing dynamics and lower Corporate Expenses. This was partially offset by higher input and operational costs in TT, lower fixed cost absorption in APM, and minor input cost increases in TSS.

Thermal & Specialized Solutions

	Q2 2025	Q2 2024	Y-o-Y % ∆	Q1 2025	Q-o-Q % ∆
Net Sales (millions)	$597	$519	15%	$466	28%
Opteon™Refrigerants	$375	$227	65%	$279	34%
Freon™Refrigerants	$123	$173	(29)%	$97	27%
Foam, Propellants & Other (FP&O)	$99	$119	(17)%	$90	10%
Adjusted EBITDA (millions)	$207	$160	29%	$141	47%
Adjusted EBITDA Margin	35%	31%	4 ppts	30%	5 ppts

TSS segment second quarter 2025 Net Sales were $597 million, a 15% increase compared to the second quarter 2024. Net Sales growth was primarily driven by a volume increase of 11% and a price increase of 4%, while currency impact remained flat. Volume growth was driven by stronger demand for Opteon™ Refrigerant blends in connection with the stationary air conditioning (“AC”) transition under the U.S. AIM Act, partially offset by lower volumes for Freon™ Refrigerant products under this regulatory transition. The increase in pricing was primarily attributed to stronger Opteon™ Refrigerant aftermarket demand.

TSS segment second quarter 2025 Adjusted EBITDA increased 29% to $207 million compared to the prior-year quarter, while Adjusted EBITDA Margin also increased 4 percentage points to 35%. This increase was driven primarily by the previously mentioned increases in volume and price as a result of increased demand for Opteon™ Refrigerant blends products in connection with the stationary AC regulatory transition, partially offset by minor input cost increases.

On a sequential basis, Net Sales increased by 28%, driven by a volume increase of 19% and a price increase of 8%, with favorable currency movements adding a slight 1% tailwind. Overall volume and price increases were primarily related to typical seasonal trends across refrigerant products and the increased demand for Opteon™ Refrigerant blends in connection with the stationary AC transition under the U.S. AIM Act.

4 $257 million of litigation-related charges pertaining to the announced settlement with the state of New Jersey were recorded within Selling, general, and administrative expense for the second quarter of 2025.

EXHIBIT 99.1

Titanium Technologies

	Q2 2025	Q2 2024	Y-o-Y % ∆	Q1 2025	Q-o-Q % ∆
Net Sales (millions)	$657	$677	(3)%	$597	10%
Adjusted EBITDA (millions)	$47	$83	(43)%	$50	(6)%
Adjusted EBITDA Margin	7%	12%	(5) ppts	8%	(1) ppt

TT segment second quarter 2025 Net Sales were $657 million, a 3% decrease compared to the second quarter 2024. This decrease was primarily driven by a 4% decrease in price globally, partially offset by favorable currency movements adding a slight 1% tailwind. Volumes remained generally flat overall, with stronger demand in North America and Europe offsetting lower volumes in other non-western markets.

TT segment second quarter 2025 Adjusted EBITDA decreased 43% to $47 million compared to the prior-year quarter, while Adjusted EBITDA Margin decreased five percentage points to 7%. The decline was driven in part by the previously mentioned decrease in price, partially offset by the favorable currency movements. TT operations were also disrupted by a now resolved external rail issue in the second quarter of 2025, which impacted feedstock mix, while also experiencing unrelated operational disruptions. In order to supply its customers, the Company elected to consume higher-cost ore feedstock, which resulted in incremental costs of $15 million in the second quarter. The net costs associated with other operational disruptions were $8 million for the quarter.

On a sequential basis, TT segment second quarter 2025 Net Sales increased 10%, driven by a 9% increase in volume across all regions, partially offset by a 1% decrease in price, with favorable currency movements adding a 2% tailwind.

Advanced Performance Materials

	Q2 2025	Q2 2024	Y-o-Y % ∆	Q1 2025	Q-o-Q % ∆
Net Sales (millions)	$346	$345	0%	$294	18%
Advanced Materials	$214	$212	1%	$178	20%
Performance Solutions	$132	$133	(1)%	$116	14%
Adjusted EBITDA (millions)	$50	$45	11%	$32	56%
Adjusted EBITDA Margin	14%	13%	1 ppt	11%	3 ppts

APM segment second quarter 2025 Net Sales of $346 million were in line with the prior-year quarter. A 6% increase in price was offset by a 6% decrease in volume, while currency impact remained flat. The increase in pricing was primarily driven by stronger pricing in high-value applications as well as pricing opportunities associated with the SPS Capstone™ product line's exit5. The decrease in volume was primarily driven by weakness in cyclical end markets impacting Advanced Materials and products serving the hydrogen markets under Performance Solutions.

APM segment second quarter 2025 Adjusted EBITDA increased 11% to $50 million compared to the prior-year quarter, while Adjusted EBITDA Margin increased 1 percentage point to 14%. The increase was primarily due to the previously mentioned increase in price, partially offset by lower fixed cost absorption due to lower overall volumes.

5 In January 2025, under the Portfolio Management pillar of Pathway to Thrive, as a part of a broader strategic review of our APM European asset footprint, APM management approved a restructuring program to exit its SPS Capstone™ business. This timing remains on track anticipating final sales in the third quarter of 2025.

EXHIBIT 99.1

On a sequential basis, APM segment second quarter 2025 Net Sales increased by 18%, driven by a 14% increase in volume and a 2% increase in price, with favorable currency movements adding a 2% tailwind.

Other Non-Reportable Segment

The Performance Chemicals and Intermediates business in the Company’s Other Non-Reportable Segment had Net Sales and Adjusted EBITDA for the second quarter 2025 of $15 million and $4 million, respectively.

Corporate Expenses6

Corporate Expenses were a $53 million offset to Adjusted EBITDA in the second quarter 2025, a decrease of $24 million compared to the prior-year quarter. This was primarily due to lower costs associated with the Audit Committee’s internal review and the 2024 material weakness remediation.

Agreement reached with the State of New Jersey to comprehensively resolve all statewide environmental claims, including those related to PFAS

On August 4th, 2025, Chemours, DuPont and Corteva, Inc. announced a settlement with the State of New Jersey to comprehensively resolve all environmental claims, including PFAS. This settlement resolves such matters across four current and former operating sites, providing for payments over 25 years with a net present value of approximately $250 million to Chemours. In connection with this settlement, earlier this week, Chemours also established an agreement with DuPont and Corteva to acquire Chemours' rights to certain PFAS-related insurance proceeds, providing $150 million to be used to fund the New Jersey settlement payments. The combination of this $150 million and the expected release of the approximately $50 million in restricted cash from the 2021 MOU escrow account is anticipated to fully fund Chemours' payment obligations under the New Jersey settlement through 2030. The present value of payments remaining after 2030 by Chemours for the New Jersey settlement is approximately $80 million prior to the consideration of additional PFAS-related insurance recoveries. Amounts related to the settlement are included in Selling, General and Administrative costs in the second quarter of 2025 and are excluded from Adjusted EBITDA.

Liquidity and Capital Allocation

As of June 30, 2025, consolidated gross debt was $4.2 billion. Debt, net of $502 million in unrestricted cash and cash equivalents, was $3.7 billion, resulting in a net leverage ratio of approximately 4.7x on a trailing twelve-month Adjusted EBITDA basis. Total liquidity was $1.5 billion, comprised of $502 million in unrestricted cash and cash equivalents and $954 million of revolving credit facility capacity, net of outstanding letters of credit.

Cash provided by operating activities for the second quarter of 2025 was $93 million, compared to operating cash usage of $620 million in the prior-year quarter. The improvement in operating cash flows in the second quarter of 2025 compared with the prior-year quarter was primarily due to the release of the $606 million of restricted cash and restricted cash equivalents deposited in the qualified settlement fund per the terms of the U.S. public water system settlement agreement.

Capital expenditures for the second quarter of 2025 amounted to $43 million, a decrease in spend compared to $73 million in the prior-year quarter, driven by lower capital expenditures in APM and TSS.

Free Cash Flows for the second quarter of 2025 reflected a positive $50 million. During the quarter, the Company paid $13 million in dividends to shareholders.

Effective August 5, 2025, the Company’s Board of Directors declared a quarterly cash dividend of $0.0875 per share on the Company’s common stock for the third quarter of 2025. The dividend will be paid on September 12, 2025, to stockholders of record as of the close of business on August 15, 2025.

6 Second quarter 2025 consolidated Adjusted EBITDA also reflects additional unallocated costs of $2 million. These costs are reflected in consolidated Adjusted EBITDA results only.

EXHIBIT 99.1

Third Quarter 2025 Outlook

In the third quarter, the Company anticipates consolidated Net Sales to decrease 4-6% sequentially, with consolidated Adjusted EBITDA expected to range between $175 million and $195 million. Corporate Expenses, as an offset to Adjusted EBITDA, are expected to decrease approximately 5%. The Company also anticipates capital expenditures to be approximately $50 million, with Free Cash Flow Conversion to be between 60-80%.

TSS expects a sequential Net Sales decrease in the mid single-digit percentage range, driven by overall traditional refrigerant seasonality concentrated in Freon™ Refrigerants. Adjusted EBITDA is also expected to decrease in the low-teens percentage range sequentially, primarily driven by the referenced seasonality as well as overall product mix.

TT expects a sequential Net Sales decrease in the low single-digit percentage range, driven by seasonality and regional sales mix, with volumes expected to remain stable. Adjusted EBITDA is also expected to decrease in the low-teens percentage range sequentially due to lower sales paired with certain operational disruptions. Costs associated with these operational issues are anticipated to approximate $15 million in the third quarter.

APM expects a sequential Net Sales decrease in the mid-teens percentage range due to production constraints associated with an outage at our Washington Works U.S. site. Adjusted EBITDA for APM is expected to approximate $15 million in the third quarter, considering lower sales as well as additional costs from the referenced site outage, which are anticipated to approximate $20 million.

Full Year 2025 Outlook

The Company expects to deliver Net Sales of $5.9 billion to $6.0 billion and Adjusted EBITDA of $775 million to $825 million in 2025, with referenced Q3 operational disruptions in TT and outage impacts in APM totaling $35M, collectively, to be resolved in the fourth quarter. Anticipated capital expenditures are expected to be approximately $250 million, with Free Cash Flow Conversion to be between 60-80% in the second half of 2025 through a seasonal net working capital unwind.

Conference Call

As previously announced, Chemours will hold a conference call and webcast on August 6, 2025, at 8:00 AM Eastern Daylight Time. The webcast and materials can be accessed by visiting the Events & Presentations page of Chemours’ investor website, investors.chemours.com. A webcast replay of the conference call will be available on Chemours’ investor website.

About The Chemours Company

The Chemours Company (NYSE: CC) is a global leader in providing industrial and specialty chemicals products for markets, including coatings, plastics, refrigeration and air conditioning, transportation, semiconductor and advanced electronics, general industrial, and oil and gas. Through our three businesses – Thermal & Specialized Solutions, Titanium Technologies, and Advanced Performance Materials – we deliver application expertise and chemistry-based innovations that solve customers’ biggest challenges. Our flagship products are sold under prominent brands such as Opteon™, Freon™, Ti-Pure™, Nafion™, Teflon™, Viton™, and Krytox™. Headquartered in Wilmington, Delaware and listed on the NYSE under the symbol CC, Chemours has approximately 6,000 employees and 28 manufacturing sites and serves approximately 2,500 customers in approximately 110 countries. For more information, visit chemours.com or follow us on LinkedIn.

EXHIBIT 99.1

Non-GAAP Financial Measures

We prepare our financial statements in accordance with Generally Accepted Accounting Principles (GAAP). Within this press release, we may make reference to Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Free Cash Flows, Free Cash Flows Conversion, Total Debt Principal, Net and Net Leverage Ratio which are non-GAAP financial measures. The Company includes these non-GAAP financial measures because management believes they are useful to investors in that they provide for greater transparency with respect to supplemental information used by management in its financial and operational decision making. Management uses Adjusted Net Income, Adjusted EPS and Adjusted EBITDA, which adjust for (i) certain non-cash items, (ii) certain items we believe are not indicative of ongoing operating performance or (iii) certain nonrecurring, unusual or infrequent items to evaluate the Company's performance in order to have comparable financial results to analyze changes in our underlying business from period to period. Additionally, Free Cash Flows, Free Cash Flows Conversion, Total Debt Principal, Net and Net Leverage Ratio are utilized as liquidity measures to assess the cash generation of our businesses and on-going liquidity position.

Accordingly, the Company believes the presentation of these non-GAAP financial measures, when used in conjunction with GAAP financial measures, is a useful financial analysis tool that can assist investors in assessing the Company's operating performance and underlying prospects. This analysis should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. This analysis, as well as the other information in this press release, should be read in conjunction with the Company's financial statements and footnotes contained in the documents that the Company files with the U.S. Securities and Exchange Commission. The non-GAAP financial measures used by the Company in this press release may be different from the methods used by other companies. The Company does not provide a reconciliation of certain forward-looking non-GAAP financial measures to the most directly comparable GAAP reported financial measures on a forward-looking basis because it is unable to predict with reasonable certainty the ultimate outcome of unusual gains and losses, potential future asset impairments and pending litigation without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the guidance period. For more information on the non-GAAP financial measures, please refer to the attached schedules or the table, "Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)" and materials posted to the Company's website at investors.chemours.com.

EXHIBIT 99.1

Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which involve risks and uncertainties. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to a historical or current fact. The words "believe," "expect," "will," "anticipate," "plan," "estimate," "target," "project" and similar expressions, among others, generally identify "forward-looking statements," which speak only as of the date such statements were made. These forward-looking statements may address, among other things, guidance on Company and segment performance for the second quarter of 2025, the full year 2025 and the Company’s refreshed corporate strategy. Forward-looking statements are based on certain assumptions and expectations of future events that may not be accurate or realized, such as guidance relying on models based upon management assumptions regarding future events that are inherently uncertain. These statements are not guarantees of future performance. Forward-looking statements also involve risks and uncertainties including the outcome or resolution of any pending or future environmental liabilities, the commencement, outcome or resolution of any regulatory inquiry, investigation or proceeding, the initiation, outcome or settlement of any litigation, our ability to maintain an effective internal control over financial reporting and disclosure controls and procedures, changes in environmental regulations in the U.S. or other jurisdictions that affect demand for or adoption of our products, changes in regulations in the US or other jurisdictions that could impose tariffs or additional costs on products we either sell or need to purchase, anticipated future operating and financial performance for our segments individually and our company as a whole, business plans, prospects, targets, goals and commitments, capital investments and projects and target capital expenditures, efforts to resolve outstanding or potential litigation, including claims related to legacy PFAS liabilities, plans for dividends, sufficiency or longevity of intellectual property protection, cost reductions or savings targets, plans to increase profitability and growth, our ability to develop and commercialize new products or technologies and obtain necessary regulatory approvals, our ability to make acquisitions, integrate acquired businesses or assets into our operations, and achieve anticipated synergies or cost savings, all of which are subject to substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These statements also may involve risks and uncertainties that are beyond Chemours' control. Matters outside our control, including general economic conditions, geopolitical conditions, changes in laws and regulations in the U.S. or other jurisdictions in which we operate, and global health events and weather events, have affected or may affect our business and operations and may or may continue to hinder our ability to provide goods and services to customers, cause disruptions in our supply chains such as through strikes, labor disruptions or other events, adversely affect our business partners, significantly reduce the demand for our products, adversely affect the health and welfare of our personnel or cause other unpredictable events. Additionally, there may be other risks and uncertainties that Chemours is unable to identify at this time or that Chemours does not currently expect to have a material impact on its business. Factors that could cause or contribute to these differences include the risks, uncertainties and other factors discussed in our filings with the U.S. Securities and Exchange Commission, including in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, and in our Annual Report on Form 10-K for the year ended December 31, 2024. Chemours assumes no obligation to revise or update any forward-looking statement for any reason, except as required by law.

EXHIBIT 99.1

CONTACTS:

INVESTORS
Brandon Ontjes
Vice President, Head of Strategy & Investor Relations
+1.302.773.3309

investor@chemours.com

NEWS MEDIA
Cassie Olszewski
Media Relations & Reputation Leader
+1.302.219.7140
media@chemours.com

The Chemours Company

Consolidated Statements of Operations (Unaudited)1

(Dollars in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net sales	$1,615	$1,554	$2,983	$2,915
Cost of goods sold	1,337	1,246	2,469	2,323
Gross profit	278	308	514	592
Selling, general, and administrative expense	437	154	560	292
Research and development expense	28	26	55	53
Restructuring, asset-related, and other charges	18	3	51	7
Total other operating expenses	483	183	666	352
Equity in earnings of affiliates	9	11	17	23
Interest expense, net	(67)	(66)	(133)	(128)
Other income (expense), net	2	(1)	6	3
(Loss) income before income taxes	(261)	69	(262)	138
Provision for income taxes	119	9	122	25
Net (loss) income	(380)	60	(384)	113
Less: Net income attributable to non-controlling interests	1	—	1	—
Net (loss) income attributable to Chemours	$(381)	$60	$(385)	$113
Per share data
Basic (loss) earnings per share of common stock	$(2.54)	$0.40	$(2.56)	$0.76
Diluted (loss) earnings per share of common stock	(2.54)	0.39	(2.56)	0.75

The Chemours Company

Consolidated Balance Sheets (Unaudited)1

(Dollars in millions, except per share amounts)

	June 30, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$502	$713
Accounts and notes receivable, net	959	770
Inventories	1,558	1,463
Prepaid expenses and other	58	71
Assets held for sale	23	—
Total current assets	3,100	3,017
Property, plant, and equipment	9,781	9,572
Less: Accumulated depreciation	(6,660)	(6,389)
Property, plant, and equipment, net	3,121	3,183
Operating lease right-of-use assets	281	258
Goodwill	46	46
Other intangible assets, net	2	3
Investments in affiliates	177	152
Restricted cash and restricted cash equivalents	51	50
Other assets	710	804
Total assets	$7,488	$7,513
Liabilities
Current liabilities:
Accounts payable	$1,023	$1,156
Compensation and other employee-related cost	79	99
Short-term and current maturities of long-term debt	38	54
Current environmental remediation	102	115
Other accrued liabilities	608	393
Total current liabilities	1,850	1,817
Long-term debt, net	4,102	4,054
Operating lease liabilities	206	194
Long-term environmental remediation	503	456
Deferred income taxes	23	35
Other liabilities	565	369
Total liabilities	7,249	6,925
Commitments and contingent liabilities
Equity
Common stock (par value $0.01 per share; 810,000,000 shares authorized; 198,545,179 shares issued and 149,698,300 shares outstanding at June 30, 2025; 198,300,033 shares issued and 149,428,431 shares outstanding at December 31, 2024)	2	2
Treasury stock, at cost (48,846,879 shares at June 30, 2025 and 48,871,602 at December 31, 2024)	(1,803)	(1,804)
Additional paid-in capital	1,066	1,055
Retained earnings	1,265	1,701
Accumulated other comprehensive loss	(293)	(367)
Total Chemours stockholders’ equity	237	587
Non-controlling interests	2	1
Total equity	239	588
Total liabilities and equity	$7,488	$7,513

The Chemours Company

Consolidated Statements of Cash Flows (Unaudited)1

(Dollars in millions)

	Six Months Ended June 30,
	2025	2024
Cash flows from operating activities
Net (loss) income	$(384)	$113
Adjustments to reconcile net income to cash used for operating activities:
Depreciation and amortization	180	145
Gain on sales of assets and businesses	(1)	(3)
Equity in earnings of affiliates, net	(16)	(20)
Amortization of debt issuance costs and issue discounts	6	6
Deferred tax provision (benefit)	84	(15)
Asset-related charges	11	—
Stock-based compensation expense	12	7
Net periodic pension cost	—	2
Defined benefit plan contributions	(8)	(7)
Other operating charges and credits, net	14	(18)
Decrease (increase) in operating assets:
Accounts and notes receivable, net	(174)	(287)
Inventories and other current operating assets	(42)	(9)
Other non-current operating assets	64	52
(Decrease) increase in operating liabilities:
Accounts payable	(87)	(175)
Other current operating liabilities	83	(690)
Other non-current operating liabilities	239	(11)
Cash used for operating activities	(19)	(910)
Cash flows from investing activities
Purchases of property, plant, and equipment	(127)	(175)
Proceeds from sales of assets and businesses	1	3
Foreign exchange contract settlements, net	(2)	(1)
Other investing activities	—	2
Cash used for investing activities	(128)	(171)
Cash flows from financing activities
Proceeds from issuance of debt, net	95	—
Debt repayments	(111)	(5)
Payments of debt issuance cost	(4)	—
Payments on finance leases	(7)	(6)
Proceeds from supplier financing program	47	47
Payments to supplier financing program	(53)	(61)
Proceeds from exercised stock options, net	—	8
Payments related to tax withholdings on vested stock awards	(1)	(3)
Payments of dividends to the Company's common shareholders	(50)	(74)
Cash used for financing activities	(84)	(94)
Effect of exchange rate changes on cash, cash equivalents, restricted cash and restricted cash equivalents	21	(13)
Decrease in cash, cash equivalents, restricted cash and restricted cash equivalents	(210)	(1,188)
Cash, cash equivalents, restricted cash and restricted cash equivalents at January 1,	763	1,807
Cash, cash equivalents, restricted cash and restricted cash equivalents at June 30,	$553	$619

Supplemental cash flows information
Non-cash investing and financing activities:
Purchases of property, plant, and equipment included in accounts payable	$26	$44

The Chemours Company

Segment Financial and Operating Data (Unaudited)

(Dollars in millions)

Segment Net Sales[1]				Three Months
				Ended	Sequential
	Three Months Ended June 30,		Increase /	March 31,	Increase /
	2025	2024	(Decrease)	2025	(Decrease)
Thermal & Specialized Solutions	$597	$519	$78	$466	$131
Titanium Technologies	657	677	(20)	597	60
Advanced Performance Materials	346	345	1	294	52
Other Non-Reportable Segment	15	13	2	11	4
Total Net Sales	$1,615	$1,554	$61	$1,368	$247

Segment Adjusted EBITDA[1]				Three Months
				Ended	Sequential
	Three Months Ended June 30,		Increase /	March 31,	Increase /
	2025	2024	(Decrease)	2025	(Decrease)
Thermal & Specialized Solutions	$207	$160	$47	$141	$66
Titanium Technologies	$47	$83	$(36)	$50	$(3)
Advanced Performance Materials	$50	$45	$5	$32	$18
Other Non-Reportable Segment	$4	$3	$1	$1	$3

Quarterly Change in Net Sales from the three months ended June 30, 2024

	June 30, 2025	Percentage Change vs.	Percentage Change Due To
	Net Sales	June 30, 2024	Price	Volume	Currency	Portfolio
Total Company	$1,615	4%	1%	3%	—%	—%

Thermal & Specialized Solutions	$597	15%	4%	11%	—%	—%
Titanium Technologies	657	(3)%	(4)%	—%	1%	—%
Advanced Performance Materials	346	—%	6%	(6)%	—%	—%
Other Non-Reportable Segment	15	15%	1%	14%	—%	—%

Quarterly Change in Net Sales from the three months ended March 31, 2025

	June 30, 2025	Percentage Change vs.	Percentage Change Due To
	Net Sales	March 31, 2025	Price	Volume	Currency	Portfolio
Total Company	$1,615	18%	3%	14%	1%	—%

Thermal & Specialized Solutions	$597	28%	8%	19%	1%	—%
Titanium Technologies	657	10%	(1)%	9%	2%	—%
Advanced Performance Materials	346	18%	2%	14%	2%	—%
Other Non-Reportable Segment	15	36%	(1)%	37%	—%	—%

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions)

GAAP Net (Loss) Income Attributable to Chemours to Adjusted Net Income and Adjusted EBITDA Reconciliation

GAAP Net Leverage Ratio to Non-GAAP Net Leverage Ratio Reconciliation1

Adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”) is defined as (loss) income before income taxes, excluding the following items: interest expense, depreciation, and amortization; non-operating pension and other post-retirement employee benefit costs, which represents the components of net periodic pension costs excluding the service cost component; exchange (gains) losses included in other income (expense), net; restructuring, asset-related, and other charges; (gains) losses on sales of businesses or assets; and, other items not considered indicative of the Company’s ongoing operational performance and expected to occur infrequently, including certain litigation related and environmental charges and Qualified Spend reimbursable by DuPont and/or Corteva as part of the Company's cost-sharing agreement under the terms of the MOU that were previously excluded from Adjusted EBITDA. Adjusted Net Income is defined as net (loss) income attributable to Chemours, adjusted for items excluded from Adjusted EBITDA, except interest expense, depreciation, amortization, and certain provision for (benefit from) income tax amounts. Net Leverage Ratio is defined as our total debt principal, net, or our total debt principal outstanding less unrestricted cash and cash equivalents, divided by Adjusted EBITDA.

	Three Months Ended			Six Months Ended		Twelve Months Ended
	June 30,		March 31,	June 30,		June 30,
	2025	2024	2025	2025	2024	2025	2024
(Loss) income before income taxes	$(261)	$69	$—	$(262)	$138	$(292)	$79
Net (loss) income attributable to Chemours	$(381)	$60	$(4)	$(385)	$113	$(427)	$106
Non-operating pension and other post-retirement benefit income	(2)	(2)	(2)	(4)	(2)	(5)	(3)
Exchange losses, net	4	7	3	7	6	10	32
Restructuring, asset-related, and other charges (1)	18	3	32	50	7	100	145
Goodwill impairment charge (2)	—	—	—	—	—	56	—
Loss on extinguishment of debt	—	—	—	—	—	1	1
Gain on sales of assets and businesses, net (3)	—	—	(1)	(1)	(3)	(1)	(113)
Transaction costs (4)	2	—	—	2	—	4	16
Qualified spend recovery (5)	(13)	(8)	(9)	(22)	(15)	(33)	(37)
Litigation-related charges (6)	299	(1)	—	299	(6)	302	112
Environmental charges (7)	60	—	—	60	—	75	8
Adjustments made to income taxes (8)	171	(4)	—	172	(3)	178	(17)
(Benefit from) provision for income taxes relating to reconciling items (9)	(71)	3	—	(71)	8	(83)	(38)
Adjusted Net Income	87	58	19	107	105	177	212
Net income attributable to non-controlling interests	1	—	—	1	—	1	—
Interest expense, net	67	66	66	133	128	268	247
Depreciation and amortization (10)	79	74	77	157	145	304	297
All remaining provision for income taxes (9)	19	9	4	21	20	39	28
Adjusted EBITDA	$253	$207	$166	$419	$398	$789	$784

Total debt principal						$4,177	$4,028
Less: Cash and cash equivalents						(502)	(604)
Total debt principal, net						$3,675	$3,424

Net Leverage Ratio (calculated using GAAP earnings) (11)						(12.6)x	43.3x
Net Leverage Ratio (calculated using Non-GAAP earnings) (11)						4.7x	4.4x

GAAP Net (Loss) Income Attributable to Chemours to Adjusted Net Income and Adjusted EBITDA Reconciliation

GAAP Net Leverage Ratio to Non-GAAP Net Leverage Ratio Reconciliation (Continued)1

(1)
For the twelve months ended June 30, 2025, restructuring, asset-related and other charges primarily includes charges related to our decision to exit our SPS CapstoneTM business and the 2024 Restructuring Program. For the twelve months ended June 30, 2024, restructuring, asset-related and other charges primarily includes charges related to the Titanium Technologies Transformation Plan, shutdown of a production line at the Company's El Dorado site and charges related to the 2023 Restructuring Program. See "Note 4 – Restructuring, Asset-Related and Other Charges" to the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2025 for further details.
(2)
Represents a non-cash goodwill impairment charge in the Advanced Performance Materials unit, which is discussed further in "Note 15 – Goodwill and Other Intangibles, Net" to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2024.
(3)
For the twelve months ended June 30, 2024, gain on sales of assets and businesses, net includes pre-tax gain on sale of $106 million related to the Glycolic Acid Transaction.
(4)
For the twelve months ended June 30, 2024, transaction costs includes $7 million of costs associated with the Senior Secured Credit Facilities entered into during 2023 and $9 million of third-party costs related to the Titanium Technologies Transformation Plan.
(5)
Qualified spend recovery represents costs and expenses that were previously excluded from Adjusted EBITDA, reimbursable by DuPont and/or Corteva as part of our cost-sharing agreement under the terms of the MOU which is discussed in further detail in "Note 16 – Commitments and Contingent Liabilities" to the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2025.
(6)
Litigation-related charges pertains to litigation settlements, PFOA drinking water treatment accruals, and other related legal fees. For the twelve months ended June 30, 2025, litigation-related charges includes $257 million related to the Company's portion of Chemours, DuPont, Corteva, EID and the State of New Jersey’s settlement agreement reached in August 2025, $16 million of third-party legal fees directly related to the New Jersey settlement agreement, $14 million related to the Company's portion of Chemours and EID’s settlement agreement to resolve the Hoosick Falls class action law suit, $12 million related to reserves for asbestos and production liability matters arising from an EID subsidiary, Sporting Goods Properties, Inc., and a $29 million accrual associated with the Ohio MDL, partially offset by $26 million of benefits from insurance recoveries. For the twelve months ended June 30, 2024, litigation-related charges includes a $7 million benefit related to insurance recoveries, $55 million of charges related to the Company's portion of Chemours, DuPont, Corteva, EID and the State of Ohio's agreement entered into in November 2023, $13 million related to the Company's portion of the supplemental payment to the State of Delaware, $48 million for other PFAS litigation matters, and $3 million of other litigation matters. See "Note 16 – Commitments and Contingent Liabilities" to the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2025 for further details.
(7)
Environmental charges pertains to management’s assessment of estimated liabilities associated with certain remediation expenses at various sites. For the twelve months ended June 30, 2025, environmental charges primarily includes changes to remediation reserves at the four sites covered by the New Jersey settlement agreement and off-site remediation costs at Dordrecht Works. See "Note 16 – Commitments and Contingent Liabilities" to the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2025 for further details.
(8)
Includes the removal of certain discrete income tax impacts within our provision for income taxes, such as shortfalls and windfalls on our share-based payments, certain return-to-accrual adjustments, valuation allowance adjustments, unrealized gains and losses on foreign exchange rate changes, and other discrete income tax items.
(9)
The income tax impacts included in this caption are determined using the applicable rates in the taxing jurisdictions in which income or expense occurred for each of the reconciling items and represent both current and deferred income tax expense or benefit based on the nature of the non-GAAP financial measure.
(10)
Accelerated depreciation charges of $12 million and $23 million incurred as part of our decision to exit our SPS CapstoneTM business are included within the "Restructuring, asset-related and other charges" caption above, and therefore are not included as separate adjustment within this caption.
(11)
Net Leverage Ratio calculated using GAAP measures is defined as our total debt principal, net, or our total debt principal outstanding less unrestricted cash and cash equivalents, divided by (loss) income before income taxes. Net Leverage Ratio calculated using non-GAAP measures is defined as our total debt principal, net, or our total debt principal outstanding less unrestricted cash and cash equivalents, divided by Adjusted EBITDA.

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions, except per share amounts)

GAAP Earnings per Share to Adjusted Earnings per Share Reconciliation1

Adjusted earnings per share (“Adjusted EPS”) is calculated by dividing Adjusted Net Income by the weighted-average number of common shares outstanding. Diluted Adjusted EPS accounts for the dilutive impact of stock-based compensation awards, which includes unvested restricted shares. Diluted Adjusted EPS considers the impact of potentially-dilutive securities, except in periods in which there is a loss because the inclusion of the potentially-dilutive securities would have an anti-dilutive effect.

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2025	2024	2025	2025	2024
Numerator:
Net (loss) income attributable to Chemours	$(381)	$60	$(4)	$(385)	$113
Adjusted Net Income	87	58	19	107	105
Denominator:
Weighted-average number of common shares outstanding - basic	150,238,691	149,413,167	149,918,386	150,078,085	149,224,183
Dilutive effect of the Company's employee compensation plans (1)	268,070	709,893	491,194	379,632	862,531
Weighted-average number of common shares outstanding - diluted (1)	150,506,761	150,123,060	150,409,580	150,457,717	150,086,714

Basic (loss) earnings per share of common stock (2)	$(2.54)	$0.40	$(0.03)	$(2.56)	$0.76
Diluted (loss) earnings per share of common stock (1) (2)	(2.54)	0.39	(0.03)	(2.56)	0.75
Adjusted basic earnings per share of common stock (2)	0.58	0.39	0.13	0.71	0.70
Adjusted diluted earnings per share of common stock (1) (2)	0.58	0.38	0.13	0.71	0.70
(1)
In periods where the Company incurs a net loss, the impact of potentially dilutive securities is excluded from the calculation of EPS under U.S. GAAP, as their inclusion would have an anti-dilutive effect. As such, with respect to the U.S. GAAP measure of diluted EPS, the impact of potentially dilutive securities is excluded from our calculation for the three and six months ended June 30, 2025 and the three months ended March 31, 2025. With respect to the non-GAAP measure of adjusted diluted EPS, the impact of potentially dilutive securities is included in our calculation for the three and six months ended June 30, 2025 and the three months ended March 31, 2025 as Adjusted Net Income was in a net income position.
(2)
Figures may not recalculate exactly due to rounding. Basic and diluted (loss) earnings per share are calculated based on unrounded numbers.

GAAP Cash Flow Provided by Operating Activities to Free Cash Flows and Free Cash Flow Conversion Reconciliation

Free Cash Flows is defined as cash flows provided by (used for) operating activities, less purchases of property, plant and equipment as shown in the consolidated statements of cash flows. Free Cash Flow Conversion is calculated as the percentage of Free Cash Flows to Adjusted EBITDA.

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2025	2024	2025	2025	2024
Cash flows provided by (used for) operating activities	$93	$(620)	$(112)	$(19)	$(910)
Less: Purchases of property, plant, and equipment	(43)	(73)	(84)	(127)	(175)
Free Cash Flows	$50	$(693)	$(196)	$(146)	$(1,085)
Adjusted EBITDA	253	207	166	419	398
Free Cash Flow Conversion	20%	(335)%	(118)%	(35)%	(273)%

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions, except per share amounts)

2025 Estimated GAAP Net Loss Attributable to Chemours to Estimated Adjusted Net Income and Estimated Adjusted EBITDA Reconciliation (1)

	(Estimated)
	Year Ending December 31, 2025
	Low	High
Net loss attributable to Chemours	$(336)	$(300)
Restructuring, transaction, and other costs, net (2)	492	492
Adjusted Net Income	156	192
Interest expense, net	272	272
Depreciation and amortization	313	313
All remaining provision for income taxes	34	48
Adjusted EBITDA	$775	$825
(1)
The Company's estimates reflect its current visibility and expectations based on market factors, such as currency movements, macro-economic factors, and end-market demand. Actual results could differ materially from these estimates.
(2)
Restructuring, transaction, and other costs, net includes the net benefit from income taxes relating to reconciling items and adjustments made to income taxes for the removal of certain discrete income tax impacts.